Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Third-Quarter and Nine-Month 2006 Financial Results

Goshen, Ind.—November 14, 2006—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized transportation products, including truck bodies and shuttle buses, today announced financial results for the third-quarter and nine-month periods ended September 30, 2006.

The Company generated net sales of $79.7 million for the third quarter of 2006, increasing 3.4 percent from the prior-year third-quarter high of $77.1 million. Net income for the 2006 third quarter of $1.2 million compared with $1.3 million in last year’s third quarter, with diluted earnings per share remaining unchanged at $.10.

Net sales for the first nine months advanced to $264.3 million in 2006 from 2005’s $262.6 million. Net income was $4.2 million, or $.32 per diluted share, versus $7.3 million, or $.57 per diluted share, for the 2005 nine-month period.

The 2006 revenue improvement reflected increased sales of the Company’s core dry freight product line where sales were up for the third quarter and the nine months, versus the respective prior-year periods. This was supported by an increase in sales from the Company’s StarTrans® Bus Division during the most recent nine months, partially offsetting a decrease in fleet sales from levels achieved last year. Sales backlog was $75.4 million at September 30, 2006, versus $69.1 million at 2005’s third-quarter end, an increase of more than nine percent.

Gross profit for the third quarter of 2006 increased 15.7 percent to $9.6 million, or 12.0 percent of net sales, compared with $8.3 million, or 10.7 percent of net sales, for the same quarter last year. For the first nine months of 2006, gross profit decreased 7.5 percent to $29.7 million, versus $32.1 million for the 2005 nine-month period. Gross margin was 11.2 percent of net sales in the current year’s nine-month period, versus 12.2 percent of net sales in last year’s nine months. The gross profit increase for the quarter was primarily due to favorable annual physical inventory adjustments. These adjustments historically have been recorded in the third quarter and resulted in a $1.9 million favorable adjustment this year compared with a $1.1 million unfavorable adjustment last year. Additionally, the Company continued to experience higher raw material costs and increases in its workers compensation costs, repairs and maintenance and utilities, which impacted the financial results.

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 237 • Goshen, IN 46528

Selling, general and administrative (SG&A) expenses were $7.2 million, or 9.0 percent of net sales, in the 2006 third quarter, compared with $6.0 million, or 7.8 percent of net sales, for the same period last year. For the 2006 nine-month period, SG&A expenses were $21.4 million, or 8.1 percent of net sales, compared with $19.7 million, or 7.5 percent of net sales, for the same prior-year period. The increases reflected a reduction in cooperative marketing funds the Company receives from chassis manufacturers, expenses as a result of the February 2006 acquisition of Pony Xpress and the addition of new sales positions to promote the Company’s expanding product line.

Interest expense in the third quarter increased to $.8 million, up from $.5 million for the same period in 2005. For the nine months, interest expense increased to $2.3 million, compared with $1.6 million for same period a year ago. The increases were a result of higher short-term interest rates, finance charges incurred on consigned chassis inventory and, to a lesser extent, additional borrowings.

Stockholders’ equity improved to $75.8 million, or $5.97 per share, at September 30, 2006. At quarter-end, working capital totaled $62.2 million, compared with $60.8 million at last year-end. The working capital ratio at September 30, 2006, was 3.2 to 1, while long-term debt as a percentage of the Company’s total assets was 23.9 percent.

Commenting on the financial results, President Robert W. Wilson said, “We are pleased with the quarter’s strong sales performance; however, when we exclude the positive impact from the physical inventory adjustment, the effect of our previous price increases has yet to be fully realized.

“We have started to see some of the anticipated benefits from pricing adjustments implemented earlier this year, and we expect that margins will improve as we continue to work through the backlog of lower-margin orders. Strategies to mitigate the adverse impact of volatility in raw material costs continue, and we remain committed to reducing their impact as market conditions allow.

“On the volume side of the business, we are optimistic about market-expanding possibilities inherent in our new product offerings.  Among the product expansions and improvements currently being developed is our new high-end StarTrans shuttle bus, which debuted last month to favorable reviews; and our Astro Body, which is Supreme’s joint product-development and marketing project with General Motors.”

Supreme Industries also recently announced a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of November 13, 2006, will receive $.095 for each share owned on that date, payable on November 20, 2006. This cash dividend is the 13th consecutive quarterly cash dividend since the Company commenced payments of regular cash dividends in October of 2003.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Tuesday, November 14, 2006, at 5:00 p.m. Eastern Time at www.supremeind.com.

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 237 • Goshen, IN 46528

About Supreme
Supreme Industries, Inc. (STS) is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.

Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 237 • Goshen, IN 46528

Supreme Industries, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 24, 2005	Sept. 30, 2006	Sept. 24, 2005
Revenue:
Net sales	$79,678,398	$77,055,374	$264,289,048	$262,594,085
Cost of sales	70,122,112	68,797,402	234,596,119	230,464,233
Gross profit	9,556,286	8,257,972	29,692,929	32,129,852

Selling, general and administrative exp.	7,171,292	5,984,152	21,372,025	19,736,568
Other exp. (income)	(202,475)	(231,583)	(406,566)	(531,801)

Operating income	2,587,469	2,505,403	8,727,470	12,925,085

Interest expense	760,108	510,595	2,295,693	1,567,628
Income before income taxes	1,827,361	1,994,808	6,431,777	11,357,457

Income taxes	585,000	709,000	2,251,000	4,077,000
Net income	$1,242,361	$1,285,808	$4,180,777	$7,280,457

Earnings per share:
Basic	$.10	$.10	$.33	$.59
Diluted	.10	.10	.32	.57

Shares used in the computation of EPS:
Basic	12,702,632	12,561,453	12,701,639	12,379,668
Diluted	12,835,523	12,948,791	12,888,703	12,792,411

Cash dividends per share	$.095	$.095	$.285	$.165

Supreme Industries, Inc. and Subsidiaries
Consolidated Balance Sheets

	Sept. 30, 2006	Dec. 31, 2005
	(Unaudited)
Assets
Current assets	$89,886,986	$88,609,777
Property, plant and equipment, net	48,149,186	47,457,713
Intangible assets, net	1,460,569	735,014
Other assets	621,003	549,350
Total assets	$140,117,744	$137,351,854

Liabilities
Current liabilities	$27,684,683	$27,819,756
Long-term debt	33,538,950	31,378,367
Deferred income taxes	3,053,275	2,988,275

Total liabilities	64,276,908	62,186,398
Total stockholders’ equity	75,840,836	75,165,456
Total liabilities and stockholders’ equity	$140,117,744	$137,351,854

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Supreme Industries, Inc.
2581 East Kercher Road • PO Box 237 • Goshen, IN 46528